Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

ASSET PURCHASE AGREEMENT

BETWEEN

DERMIRA, INC.

AND

JOURNEY MEDICAL CORPORATION

DATED AS OF

MARCH 31, 2021

i

Section 12.18.	Privilege	64
Section 12.19.	Non-Recourse	65

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	IP Assignment Agreement
Exhibit D	Transferred Contracts
Exhibit E	Assigned Patents
Exhibit F	Trademark and Domain Names
Exhibit G	Transition Services Agreement
Exhibit H	Inventory Statement
Exhibit I-1	Seller FDA Letter
Exhibit I-2	Buyer FDA Letter
Exhibit J	Allocation Statement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2021, is made by and between Journey Medical Corporation, a Delaware corporation (“Buyer”), and Dermira, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller sells the pharmaceutical product that currently is marketed for sale to consumers under the trademark Qbrexza®, and in connection therewith, operates the Business (as defined herein); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase (or cause its Affiliates to purchase) from Seller the Transferred Assets (as defined herein) and (b) assume (or cause its Affiliates to assume) the Assumed Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person (and for this purpose, the term control means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).  For purposes of [***], [***] and [***] shall be considered its [***]. For purposes of [***], [***] shall be considered its [***].

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 3.4.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Confidentiality Agreement, the Transition Services Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“ANDA” means an abbreviated new drug application submitted to the FDA under section 505(j) of the Federal Food, Drug, and Cosmetic Act and any amendments or supplements thereto.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Auditors” has the meaning set forth in Section 3.2(c)(iii).

“Authorized Generic” means a pharmaceutical product that would otherwise satisfy the requirements for a Generic Product under this Agreement, but which (a) is or will be manufactured, sold or otherwise distributed under the Product NDA and is (b) (i) manufactured, sold or otherwise distributed by a Third Party whose operations relating to such pharmaceutical product use rights received, directly or indirectly, from the Buyer pursuant to a license, settlement or other agreement or (ii) otherwise authorized, directly or indirectly, by the Buyer.  For the avoidance of doubt, any pharmaceutical product that is manufactured, sold or otherwise distributed under an ANDA shall not be deemed to be an “Authorized Generic”.

“Bill of Sale” means the Bill of Sale, in the form attached hereto as Exhibit B.

“Business” means (a) the commercialization, manufacturing, packaging, distributing, marketing, storing, managing, importing, exporting and selling of the Product as conducted by Seller as of the Closing Date and (b) the development by Seller as of the Closing Date of (i) [***] or (ii) [***] (but with respect to (ii), solely to the extent performed under the [***] or otherwise related to the following indications: [***] [***].

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York or Indianapolis, Indiana are permitted or required to close by applicable Law.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties made in Section 6.1(a) (Buyer’s Organization; Good Standing), Section 6.2 (Authority; Enforceability), Section 6.3(ii) (No Conflict) and Section 6.7 (No Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Buyer Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Calendar Quarter” shall mean the three-month period commencing on January 1, April 1, July 1, and October 1 during a given Calendar Year (defined below).

“Calendar Year” shall mean the twelve-month period commencing on January 1 and ending on December 31 of a given year.

“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Product” has the meaning set forth in Section 3.2(i)(ii)(1).

“Commercialization and Medical Materials” has the meaning set forth in Section 2.2(a)(iv).

“Commercially Reasonable Efforts” means, (a) with respect to a referenced obligation or activity other than the development or commercialization of a pharmaceutical product, such efforts that are consistent with the efforts normally used by a comparable pharmaceutical company in the fulfilment of such an obligation or performance of such an activity, and (b) with respect to a referenced obligation or activity relating to development or commercialization of a pharmaceutical product, such efforts consistent with the efforts normally used by a comparable pharmaceutical company in the development or commercialization of a pharmaceutical product at a similar stage in its development or commercialization, taking into account, as applicable, for purposes of clause (b): the commercial and market potential of the product; competitiveness of the marketplace (including the existence and developmental stages of alternative products); the likelihood of receipt of regulatory approval and any applicable actual or anticipated labeling; status of intellectual property coverage, regulatory exclusivity, or proprietary position; product profile, safety, and efficacy; profitability (including pricing and reimbursement status achieved or likely to be achieved and costs of producing finished goods); cost of further development or commercialization, time required for development or profitability; and any applicable regulatory or legal issues; provided, however, that for purposes of clause (b) Buyer may not take into account or consider in any manner the payments that could be due and owing to Seller pursuant to the terms of this Agreement.

“Compound” means [***].

“Confidentiality Agreement” has the meaning set forth in Section 7.3.

“Contract” means any written legally binding contract, subcontracts, agreement, instrument, lease, license, commitment, sales and purchase orders, and other instruments, arrangements or understandings of any kind, together with amendments, modifications and supplements thereto.

“Control” means, with respect to any document, information, material or intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to sell, transfer or assign or grant a license, sublicense or other right (including the right to reference any regulatory documentation) to or under such document, information, material, or intellectual property right to the extent permitted under applicable law and as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Covers” means, with respect to intellectual property and a thing or method, such as a referenced product, activity or service, that such intellectual property reads on, encompasses, or otherwise would be infringed or misappropriated by the unauthorized making, use, sale, offer for sale, sale, copying, distribution, display, practice, performance, import, export, lease or other disposition, of such thing or method.

“COVID-19” means COVID-19 or SARS-COV-2, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any Law passed by any Governmental Authority in response to COVID-19.

“Deductible” has the meaning set forth in Section 11.4(b).

“Development Product” means a prescription pharmaceutical product developed by or on behalf of Buyer that (a) [***] and [***] or (b) [***] as an active ingredient and is approved by the FDA for the treatment of any indication.

“Encumbrance” means, any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.

“Evercore” has the meaning set forth in Section 5.9.

“Excluded Actions” has the meaning set forth in Section 2.2(b)(xiv).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(x).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Taxes” means without duplication, (i) all Taxes of Seller; (ii) all Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period (determined in the case of a Proration Period in accordance with Section 8.4(b)); (iii) all Taxes related to the Excluded Assets or Excluded Liabilities for any taxable period; (iv) Taxes of any Affiliate of Seller of any kind or description (including any Liability for Taxes of Seller or any Affiliate of Seller that becomes a Liability of Buyer, including under any common law doctrine of de facto merger or as  transferee or successor liability, or otherwise by operation of contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not Tax) or Law), in each case, that relate to an event or transaction occurring prior to the effective time on the Closing Date; (v) any bulk sales taxes of Seller that were due and payable in the Pre-Closing Tax Period and, as a result of Seller’s non-payment thereof, remain due and payable; and (vi) Transfer Taxes for which Seller is liable under Section 8.4(a); provided, however, that Excluded Taxes shall not cover any withholding Taxes under Section 3.5(b).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Finished Goods” means the Product packaged, labeled and ready for distribution and sale in finished form.

“First Initial Sales-Based Payment Term” shall have the meaning set forth in Section 3.2(b)(i).

“Fraud” means failure of Seller’s representations and warranties in ARTICLE V hereof to be accurate in any material respect; provided that at the time such representation and warranty was made, one or more of the individuals listed in the definition of “Knowledge” had actual knowledge (as opposed to constructive knowledge) that such representation and warranty was inaccurate in a material respect with the specific intent that Buyer rely thereon to its detriment.

“Generic Product” means with respect to a given Milestone Product in a given country, a product sold by a Third Party that is not an Authorized Generic, and (a) contains the Compound, (b) is approved by the Regulatory Authority in such country for use in such country for the same indication(s) as such Milestone Product; and (c) is deemed by the applicable Regulatory Authority to be substitutable or interchangeable for, or therapeutically equivalent or bioequivalent to, such Milestone Product by healthcare practitioners, reimbursement organizations, or pharmacists in such country.

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Initial Sales-Based Payment” has the meaning set forth in Section 3.2(b)(i).

“Initial Sales-Based Payment Term” has the meaning set forth in Section 3.2(b)(i).

“Intellectual Property” means all intellectual property that is Controlled by Seller as of the Closing Date (including all worldwide rights, title and interests associated with or arising out of such intellectual property) that (a) is exclusively related to the Business as of the Closing Date and/or (b) exclusively Covers [***] or [***], including: (i) the Patents; (ii) the Know-How; (iii) the Trademarks and Domain Names and (iv) rights in works of authorship (including advertisements and publications), copyrights, software, database rights, including registrations, applications, renewals and extensions of any or all of the foregoing.

“Interest Rate” has the meaning set forth in Section 3.2(a).

“Inventory” means all inventories, wherever located, including all supplies, raw materials, bulk drug substances, work-in-progress, Finished Goods and packaging and labeling materials, in each case, exclusively related to [***], [***] or the Business.

“Inventory Statement” has the meaning set forth in Section 2.2(a)(iii).

“IP Assignment Agreement” means the IP assignment agreement, in the form attached hereto as Exhibit C.

“Know-How” means all existing and available technical information, know-how and data, including, but not limited to, inventions (whether patentable or not), patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, in each case, exclusively relating to the Product or the Development Product.

“Knowledge” of Seller or Buyer, as the case may be, means all such facts, circumstances or other information, of which with respect to Seller, the applicable Person listed on Section 1.1(a) of the Seller Schedules or with respect to Buyer, Claude Maraoui or Ramsey Alloush, as applicable, is actually aware or should be aware after reasonable inquiry of such Person’s direct reports.

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability, claim, expense, commitment or obligation of whatever kind, whether direct or indirect, accrued or fixed, absolute or contingent, matured or not or determined or determinable.

“Licensed Intellectual Property” means all Intellectual Property that is Controlled, but not owned (in whole or in part) by Seller or any of its Affiliates as of the Closing Date.

“LOE Country” shall have the meaning set forth in Section 3.2(b)(iv).

“LOE Milestone Product” shall have the meaning set forth in Section 3.2(b)(iv).

“Loss of Exclusivity” means, with respect to a Milestone Product that is being marketed or sold in a given country, a condition in which one or more Third Parties launches, sells or otherwise distributes a Generic Product in such country, and such Generic Product accounts for [***] ([***]%) or more of aggregate sales of [***] and [***] in [***] in [***] or [***] to be mutually agreed between Buyer and Seller [***] and [***] to be mutually agreed between Buyer and Seller [***] in [***].

“Losses” means any and all damages, losses, Liabilities, judgments, penalties, costs and expenses actually suffered or incurred and paid (including reasonable legal fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

“[***]” has the meaning set forth in [***].

“[***]” means that certain [***], dated as of [***], by and between [***] and  [***].

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S. (or any other country or jurisdiction in which the Business or Seller operates) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which the Business or Seller operates or (iii) any industry generally in which the Business or Seller or any customer thereof operates or in which products or services of the Business are used or distributed, (b) the negotiation, pendency, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein, the failure to take any action as a result of any restrictions or prohibitions set forth herein or the identity of Buyer or its Affiliates, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships or (iii) loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller required to adopt, or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or actions taken or omitted at the request or with the consent of Buyer, (e) the effect of any action taken by Buyer or its Affiliates with respect to any transaction contemplated hereby or with respect to Seller or any of its Affiliates, (f) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, cyber-attack or malware attack, pandemic (including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations, of COVID-19 or related disease outbreaks, epidemics or pandemics), natural disaster, fire, flood, hurricane, tornado, or other weather event, (g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), or (i) any adverse change or effect that is cured before the Closing shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided further, that, in the case of clause (a), the event or circumstance referred to therein does not disproportionately adversely affect the Business, taken as a whole, as compared to other comparable companies in the industries in which the Seller operates.

“Milestone” has the meaning set forth in Section 3.2(a).

“Milestone Abandonment Notice” has the meaning set forth in Section 3.2(d)(i).

“Milestone Notice” has the meaning set forth in Section 3.2(a).

“Milestone Payment” has the meaning set forth in Section 3.2(a).

“Milestone Payment Date” has the meaning set forth in Section 3.2(a).

“Milestone Product” means (a) [***], (b) [***] and (c) [***].

“Milestone Product Parties” means, collectively, Buyer, its Affiliates and/or its or their respective partners, licensees, and/or sublicensees, and any assignees and/or successors of any of the foregoing with respect to rights to a Milestone Product, or any other Person who receives from any of the foregoing rights for the development, manufacturing and/or commercialization of any Milestone Product or any other Person that has been delegated responsibility for achieving a Milestone for which a Milestone Payment must be paid, and each, an “Milestone Product Party.”

“NDC” means a national drug code as issued by the FDA.

“Net Sales” has the meaning set forth in Section 3.2(i)(i).

“Non-Party Affiliates” has the meaning set forth in Section 12.19.

“Non-Transferable Asset” has the meaning set forth in Section 2.4(a).

“Open Claims” has the meaning set forth in Section 8.7.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice (giving effect to any adjustments and modifications thereto reasonably necessary and reasonably taken in response to or as a result of the COVID-19 pandemic).  Notwithstanding anything contrary contained herein, the definition of Ordinary Course of Business shall not include: “channel stuffing” or discounting products beyond what is commercially reasonable and consistent with past practice (giving effect to any adjustments and modifications thereto reasonably necessary and reasonably taken in response to or as a result of the COVID-19 pandemic).

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” or “Parties” means the Parties to this Agreement.

“Patents” means (a) the patent applications or patents in Exhibit E; (b) any continuations, divisionals, or other patent applications that claim priority to any of the patent applications or patents in Exhibit E or that share a common claim of priority therewith; (c) any patents issuing on any such patent applications (of either (a) or (b)); (d) any substitutions, reexaminations, reissues, registrations, corrections, additions, confirmation patents, revivals, and/or any similar modifications of any such patents in (c) or listed in Exhibit E; (e) any extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), and/or or restorations of such patents (referenced in (d)), including all rights in any such patent applications or patents (in (a)-(e)), in each case, whether domestic or foreign, including all rights of priority, rights to file and prosecute, and the like.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Authority, including Regulatory Approvals.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and charges or levies of any Governmental Authority not yet delinquent or that are being contested in good faith by appropriate Proceedings or that may thereafter be paid without penalty; (ii) Encumbrances that do not materially impair the ownership or use of assets to which they relate; (iii) Encumbrances imposed by applicable Law (including materialmen’s, mechanics’, carriers’, workmens’ and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws); (iv) Encumbrances imposed in the Ordinary Course of Business that are not yet due and payable, which are being contested in good faith or which are securing obligations or Liabilities that are not material to the applicable Transferred Asset; (v) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations; (vi) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; and (vii) other Encumbrances that do not, and would not reasonably be expected to, materially detract from the value of any of the asset, right or property to which they relate or that do not materially interfere with the use of such asset, right or property as currently used.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Laws, all information that identifies, could be used to identify or is otherwise associated with an individual person (including employees), whether or not such information is directly associated with an identified individual person.

“PIV Challenge” has the meaning set forth in Section 2.3(a)(iv).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, hearings, litigation, proceedings (public or private), claims or investigations, in each case by or before a Governmental Authority.

“Product” means [***].

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to Persons, or damage to property or businesses, including the Business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or manufacture of any of the Product or the Development Product.

“Product NDA” means [***], including all amendments, supplements, variations, extensions and renewals thereof.

“Proration Period” has the meaning set forth in Section 8.4(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.2(a)(iv).

“Regulatory Approvals” means with respect to the applicable Milestone Product in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations of or recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, manufacture, distribute, market, sell and/or use such Milestone Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs, INDs, 510(k)s, 505(b)(2)s or their foreign equivalents, and pricing and reimbursement approvals, and all supplements and amendments thereto).

“Registered Intellectual Property” has the meaning set forth in Section 5.13(a).

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authority (including the FDA) regulating or otherwise exercising authority with respect to any of the Milestone Products.

“Representatives” means the directors, officers, employees, agents, subsidiaries or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified party hereto.

“Rose U Related Agreements” means (i) that certain [***], dated as of [***], by and between [***] [***] and (ii) that certain [***], dated as of [***], by and between [***]and [***].

“Sales-Based Payment Term” has the meaning set forth in Section 3.2(b)(ii).

“Sales-Based Payment” has the meaning set forth in Section 3.2(b)(ii).

“Sales-Based Payment Date” has the meaning set forth in Section 3.2(b)(iii).

“Schedules” means the Seller Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1(a) (Seller Organization; Good Standing), Section 5.2 (Authority;

Enforceability), Section 5.3(ii) (No Conflicts), Section 5.5 (Title to Transferred Assets), and Section 5.9 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Intellectual Property” means all Intellectual Property that is owned (in whole or in part) by Seller or any of its Affiliates as of the Closing Date.

“Seller Licensed Intellectual Property” means, collectively: (a) all (i) patent applications or patents, (ii) any continuations, divisionals, or other patent applications that claim priority to any of the patent applications or patents in subsection (i) or that share a common claim of priority therewith, (iii) any patents issuing on any such patent applications (of either (i) or (ii)), (iv) any substitutions, reexaminations, reissues, registrations, corrections, additions, confirmation patents, revivals, and/or any similar modifications of any such patents in (i)-(iii), (v) any extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), and/or or restorations of such patents (referenced in (iv)), including all rights in any such patent applications or patents (in (i)-(v)), in each case, whether domestic or foreign, including all rights of priority, rights to file and prosecute, and the like; and (b) all technical information, know-how and data, including, but not limited to, inventions (whether patentable or not), patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, in each case of (a) and (b), Controlled (consistent with the modified definition below) by Seller as of the Closing Date and which is not Intellectual Property, that is necessary for, or then-currently used by Seller in connection with, the manufacturing or sale of the Product.  For clarity, solely for purposes of this definition, the definition of “Control” shall be modified such that any intellectual property right that is licensed or sublicensed by Seller that would otherwise be considered to be under the “Control” of Seller shall not be deemed to be under the “Control” of Seller if the application of such definition in the context of any licenses or sublicenses granted to Buyer under this Agreement would require Seller to provide any consideration to any Third Party or make any additional payments or royalties to a Third Party in connection with such license or sublicense grant unless and to the extent Buyer agrees to pay and does in fact pay such consideration, payments or royalties, after the Closing. Upon Seller becoming aware of any such payment obligations, Seller will provide Buyer with written notice of any such payment obligations and reasonably cooperate in the provision of such information.

“Seller Officer’s Certificate” has the meaning set forth in Section 9.2(a).

“Seller Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“Seller Special Representations” means Section 5.8 (Regulatory Approvals) and Section 5.13 (Intellectual Property).

“Seller NDC Numbers” means [***] and [***].

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means [***], a [***]  organized under the laws of [***] and a [***].

“Tax(es)” means all federal, state, local and non-U.S. taxes, including income, gross receipts, license, excise, sales, use, transfer, registration, value added, severance, stamp, environmental, customs duties, franchise, escheat, profits, withholding, real property, personal property or other taxes of any kind whatsoever that may be imposed by any Governmental Authority together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means all countries of the world other than [***].

“Third Party” means any Person, other than the Parties and their Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“Third Party Compensation” has the meaning set forth in Section 3.2(b)(v).

“Third Party Consents” has the meaning set forth in Section 7.6.

“Third Party Rights” has the meaning set forth in Section 2.4(b).

“Trademarks and Domain Names” means all trademarks, service marks, trade names, certification marks, service names, industrial designs, brand marks, trade dress rights, identifying symbols, logos, emblems, signs, insignia and domain names listed on Exhibit F, including all goodwill therein and any trademark applications or registrations for the foregoing.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Dispute” has the meaning set forth in Section 12.11(a).

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).

“Transferred Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Transferred Records” has the meaning set forth in Section 2.2(a)(iv).

“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(vii).

“Transfer Taxes” has the meaning set forth in Section 8.4(a).

"Transition Services" has the meaning set forth in Section 3.2(f).

“Transition Period” has the meaning set forth in Section 3.2(f).

“Update Report” has the meaning set forth in Section 3.2(c)(i).

“U.S.” or “U.S.A.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

ARTICLE II

SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1.Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.4, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller all right, title and interest of Seller in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2.Transferred Assets; Excluded Assets.

(a)The term “Transferred Assets” means the following assets, rights or interests of Seller:

(i)the Contracts listed on Exhibit D (the “Transferred Contracts”);

(ii)all accounts receivable of Seller relating to (A) [***] or (B) [***];

(iii)all Inventory, including all Finished Goods, in each case, existing as of the effective time on the Closing Date, as set forth in the inventory statement attached hereto as Exhibit H (the “Inventory Statement”), as and to the extent such inventory complies with the requirements set forth in the Inventory Statement (it being understood that the Finished Goods shall constitute Transferred Inventory solely to the extent they [***]) (collectively, the “Transferred Inventory”);

(iv)copies of all books and records, including customer, supplier and consultant lists, customer relationship management data, account lists, distribution lists, sales history, development plans and life cycle management data, correspondence (in all cases, in any form or medium), non-clinical, research and/or development-related notes, studies, records, reports and other documents or data (collectively, “Records”), in each case, exclusively related to the Business, the Product or the Development Product, other than any Excluded Assets, and to the extent in the possession or Control of Seller (collectively, the “Transferred Records”);

(v)all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to the Business, the Product or the Development Product, other than the Excluded Actions;

(vi)(A) all labeling, advertising, marketing, sales and promotional materials (including television, radio and print content and materials), point of sale materials and website content, (B) all consumer and end-user information, (C) materials used for medical education activities and medical informational services, (D) training materials, (E) healthcare provider payor and consumer market research, and (F) investigator sponsored study agreements, in each case to the extent (x) exclusively related to the Business and (y) transferable in compliance with applicable Law (the "Commercialization and Medical Materials");

(vii)all (A) applications, submissions, registrations, or notifications submitted to a Regulatory Authority with a view to the obtaining, updating or maintaining of any Regulatory Approval, in each case including any investigational medicinal product dossier relating to the Product or the Development Product (including, for clarity, INDs), (B) correspondence with or to Regulatory Authorities (including Regulatory Approval letters, minutes and official contact reports relating to any communications with any Regulatory Authorities) with respect to the assets described in clause (A) above, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports and associated documents, investigations of adverse drug experience or reaction reports, and any other information relevant to the assessment of safety or benefit-risk ratios, (D) non-clinical, clinical and other files, writings, notes, studies, reports and other documents or data contained or referenced in or supporting any of the foregoing, in each case, that were acquired, developed, compiled, collected or generated by Seller or by any Third Party on behalf of Seller, in each case, to the extent exclusively related to the Business, the Product or the Development Product and (E) all Regulatory Approvals for the Product, including the Product NDA (the “Transferred Regulatory Documentation”);

(viii)all Permits exclusively used or held for use in the conduct of the Business, the Product or the Development Product, to the extent transferable;

(ix)the Intellectual Property, including any applicable intellectual property rights in the Product, the Development Product, Transferred Records, Commercialization and Medical Materials and the Transferred Regulatory Documentation;

(x)all Non-Transferable Assets that are subsequently assigned or transferred to Buyer pursuant to Section 2.4;

(xi)Seller’s labeler code for the Product and the Seller NDC Numbers; and

(xii)all goodwill associated with any of the assets described in the foregoing clauses.

(b)Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that is not expressly included in the definition of “Transferred Assets” in Section 2.2(a). For clarity, the “Transferred Assets” do not include the following assets, rights or interests of Seller collectively, the “Excluded Assets”):

(i)all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business;

(ii)the following Records: (A) personnel records; (B) Records to the extent relating to any Excluded Asset or Excluded Liability, (C) Records (including accounting Records and Tax Returns) relating to (1) Taxes paid or payable by Seller and all financial and Tax Records relating to the conduct of the Business that form part of Seller’s general ledger or otherwise constitute accounting Records or (2) any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to Seller, (D) file copies of the Records retained by Seller, (E) sales representative call notes, (F) headquarter personnel notes, (G) all privileged materials; and (H) reports and financial statements prepared or received by Seller or its Affiliates relating to the financial condition of the Business.

(iii)all accounts receivable of Seller relating to sales of the Product made prior to the effective time on the Closing Date, provided that such sales were made in accordance with the terms of Section 5.15;

(iv)all equity interests in the Subsidiary;

(v)all cash and cash equivalents;

(vi)any Contracts or other arrangements related to employees or employment matters, including any and all proprietary materials used for Seller’s human resource program and supporting documentation thereto, and all cash and other assets of or relating to any employee benefit plan, program or arrangement or related trust (including any pension and savings plan assets) in which any employees of Seller participate;

(vii)all rights of Seller under this Agreement and the other Transaction Agreements;

(viii)all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(ix)all electronic mail;

(x)all Contracts other than the Transferred Contracts (“Excluded Contracts”);

(xi)all claims, rights or interests of Seller in or to any Tax refund, deposit, prepayment, credit, attribute or other Tax asset attributable to Excluded Taxes or otherwise attributable to a Pre-Closing Tax Period;

(xii)(A) all records and reports prepared or received by Seller in connection with the sale of the Business and the transactions contemplated hereby, including all analyses, financial statements, including balance sheets and projections relating to the Business or Buyer so prepared or received; (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from Third Parties with respect to the Business;

(xiii)the lease for the headquarters at 275 Middlefield Road, Menlo Park, CA;

(xiv)any claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, right of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case to the extent arising from the Excluded Assets or the Excluded Liabilities (the “Excluded Actions”)

(xv)Non-Transferable Assets, subject to Section 2.4; and

(xvi)all computer hardware, software and networks owned by Seller.

(c)License to Buyer.  Seller hereby grants to Buyer a [***] under the [***], for Buyer to use solely in connection with [***] provided, that with respect to [***], Buyer [***]; provided further, that, Seller shall promptly respond to Buyer’s reasonable requests for information regarding [***] in a manner sufficient for Buyer to comply with its obligations under this Section 2.2(c) ([***]). The Parties acknowledge and agree that [***] is solely intended to grant Buyer [***], and that this license does not require Seller to [***].

Section 2.3.Assumption of Certain Liabilities and Obligations.

(a)On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, effective as of the effective time on the Closing Date, Buyer shall assume, become responsible for, and thereafter timely pay, perform and otherwise discharge, in accordance with their respective terms, all Liabilities of Seller, to the extent arising out of or in connection with or related to the Business to the extent, except as otherwise expressly set forth to the contrary below, arising or occurring on or after the effective time on the Closing Date (whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the effective time on the Closing Date), including the following Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities arising from any patent infringement claim or Proceeding brought by any Third Party, including any Governmental Authority, on or after the effective time on the Closing Date, in all cases including such Liabilities related to Products sold on or after the effective time on the Closing Date by or on behalf of Buyer or its Affiliates;

(ii)all Liabilities arising from any Governmental Authority action or notification filed by a Governmental Authority initiated on or after the effective time on the

Closing Date, related to Products sold on or after such time by or on behalf of Buyer or its Affiliates;

(iii)[***] (the “PIV Challenge”) and all Liabilities arising therefrom, [***];

(iv)all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, accrued and unaccrued expenses and similar items, in each case, to the extent that they arise or are to be performed or completed on or after the effective time on the Closing Date;

(v)all Liabilities arising out of or relating to the Products or Development Products made, sold or otherwise exploited on or after the effective time on the Closing Date, or made prior to such time and comprising Transferred Inventory, including all Liabilities for product warranty service claims or Product Liabilities arising on or after the effective time on the Closing Date relating to such Products, Development Products or Transferred Inventory;

(vi)all Liabilities for Taxes to the extent relating to the Business for all taxable periods (or portions thereof), beginning after the effective time on the Closing Date (determined in the case of a Proration Period in accordance with Section 8.4(b));

(vii)any other Liability, obligation or commitment, but solely to the extent arising from the Business on or after the effective time on the Closing Date or the ownership, sale, lease, use or misuse of any of the Transferred Assets or the conduct of the Business on or after the effective time on the Closing Date; and

(viii)any other Liability of Buyer to the extent indicated as such in the Transition Services Agreement (including in the event such Liability falls within one or more of the categories of Excluded Liabilities set forth in Section 2.3(b)).

(b)Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller, including the following (collectively, the “Excluded Liabilities”):

(i)all Liabilities to the extent relating to any breach of or default under any Transferred Contract by Seller prior to the effective time on the Closing Date;

(ii)all Liabilities for Excluded Taxes;

(iii)any Liabilities to the extent exclusively related to or arising under any Excluded Asset;

(iv)any Liabilities to the extent related to any Inventory that does not constitute Transferred Inventory (which, for clarity, shall include any costs associated with the storage, handling or destruction of any such Inventory);

(v)any obligations of Seller under this Agreement and the Transaction Agreements;

(vi)all other Liabilities of Seller to the extent relating to the conduct of the Business or ownership, lease or operation of the Transferred Assets, in each case to the extent arising prior to the effective time on the Closing Date, except as otherwise set forth in the Assumed Liabilities; and

(vii)any other Liability of Seller to the extent indicated as such in the Transition Services Agreement (including in the event such Liability falls within one or more of the categories of Assumed Liabilities set forth in Section 2.3(a)).

Section 2.4.Assignment of Certain Transferred Assets.

(a)Notwithstanding any other provision of this Agreement to the contrary, but without limiting Section 9.1(c), this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfil its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law.  Subject to Section 7.6, Seller shall use its Commercially Reasonable Efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof and, Buyer shall, and shall cause each of its applicable Affiliates to, use its Commercially Reasonable Efforts to cooperate with Seller to obtain any such consent, authorization or approval necessary for the sale, conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to Buyer and its Affiliates.  For clarity, any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, that is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”) shall not be deemed a Transferred Asset; provided however, following Seller’s receipt of the relevant consent, authorization or approval, as applicable, Seller shall promptly assign or transfer to Buyer the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement.

(b)If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, subject to Section 7.6, Seller will, on and after the Closing, use Commercially Reasonable Efforts to transfer such Non-Transferable Asset to Buyer.  Prior to having the ability to convey a Non-Transferable Asset as provided in this Section 2.4(b), Seller and Buyer will cooperate and use Commercially Reasonable Efforts to obtain a mutually acceptable arrangement under which Buyer (and/or its Affiliates) would, in compliance with Law and the terms of the applicable Non-Transferable Asset, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer (and/or its

Affiliates), or under which Seller would (i) enforce for the benefit of Buyer (and/or its Affiliates) any and all of its or their rights against a Third Party (including any Governmental Authority) associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), and (ii) promptly pay to Buyer (and/or its Affiliates), when received, all monies received by it or them under any such Transferred Asset, claim, right or benefit, and Buyer (and/or its Affiliates) would assume the obligations and bear the economic burdens associated therewith.  If, notwithstanding Seller’s efforts any consent, authorization or approval is not obtained, Seller shall use Commercially Reasonable Efforts to assist Buyer with entering into its own arrangements with respect to any Non-Transferable Asset(s) by providing contact information for individuals employed by the applicable counterparty with whom Seller has a relationship and facilitating discussions between Representatives of Buyer and such individuals. Buyer shall use Commercially Reasonable Efforts to provide to Seller whatever is reasonably required for Seller to meet its or its Affiliates’ obligations on a timely basis in relation to any such Transferred Asset, claim, right or benefit.

(c)The obligations of Seller under Section 2.4(a) and Section 2.4(b) shall terminate upon the earliest of (i) receipt of the requisite consent, authorization or approval (in which event the applicable Transferred Asset shall be sold, conveyed, assigned, transferred or delivered to Buyer (and/or its Affiliates)), (ii) such time as Buyer enters into its own arrangement with respect to a Non-Transferable Asset and (iii) June 30, 2021.

ARTICLE III

PURCHASE PRICE

Section 3.1.Purchase Price.  The consideration for the Transferred Assets shall be (i) an aggregate cash amount equal to the sum of (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Closing Payment), plus (B) the Milestone Payments, plus (C) the Sales-Based Payments, plus (D) the Initial Sales-Based Payments, plus (E) the [***] (such sum, the “Purchase Price”) and (ii) Buyer’s assumption of the Assumed Liabilities.

Section 3.2.Milestone Payments and Sales-Based Payments.

(a)Buyer shall pay or cause to be paid to Seller each of the payments set forth below (each a “Milestone Payment” and together, the “Milestone Payments”) following the first achievement of the corresponding event (each a “Milestone”) set forth in Table 3.2(a)(i) and Table 3.2(a)(ii) below.  Each Milestone Payment set forth in this Section 3.2 is payable only once (i.e., the first time the Milestone event is achieved) irrespective of the number of Milestone Products and the times such event is achieved and is non-refundable once paid.  Within twenty (20) Business Days after achievement of a Milestone in respect of which a payment is required to be made under this Agreement (the “Milestone Payment Date”), Buyer shall (i) notify Seller in writing of such achievement (the “Milestone Notice”) and (ii) pay the corresponding Milestone Payment that is due and payable to Seller.  The

Milestone Notice shall include (A) with respect to the Milestones in Table 3.2(a)(i), Buyer’s good faith determination of the amount of Net Sales for the applicable measurement period and the corresponding Milestone Payment, with reasonable details and supporting materials in respect of such calculations set forth in the Milestone Notice, and (B) with respect to the Milestones in Table 3.2(a)(ii), whether or not there exists a Loss of Exclusivity as of the relevant date(s) set forth in such table.  In the event that Buyer fails to pay a Milestone Payment on the Milestone Payment Date, such payment shall accrue interest for the period commencing on the Milestone Payment Date at an annual rate equal to the lesser of: (x) [***] or (y) [***], in each case calculated on the number of days such payment is delinquent, compounded monthly (the “Interest Rate”).  In addition, if Buyer fails to pay the Milestone Payment when due, Buyer shall pay to Seller all of Seller’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Milestone Payment.

Table 3.2(a)(i)
Amount of annual Net Sales of all Milestone Products in a given Calendar Year in the Territory:		Milestone Payment (in Dollars):
1.	$[***]– $[***]	$[***]
2.	$[***]– $[***]	$[***]
3.	$[***]– $[***]	$[***]
4.	$[***]– $[***]	$[***]

For purposes of determining whether a Milestone set forth in Table 3.2(a)(i) has been achieved, Net Sales of the Product, the Development Product and any other Milestone Product in a given Calendar Year in the Territory shall be aggregated. The Milestones set forth in Table 3.2(a)(i) are intended to be sequential, such that satisfaction of any numbered Milestone other than 1. shall be deemed to have satisfied all lower numbered Milestones (to the extent not previously satisfied), and Buyer shall be obligated to make Milestone Payments for any such lower numbered Milestone that were not previously paid concurrently with the Milestone Payment for such higher numbered Milestone.  Without prejudice to the generality of the foregoing, satisfaction of a Milestone at any Net Sales threshold would be deemed to satisfy all Milestones at any lower Net Sales threshold(s) (to the extent not previously satisfied). For the sake of clarity, the aggregate maximum amount payable in Milestone Payments to Seller under this Agreement pursuant to Table 3.2(a)(i) is [***]Dollars ($[***]).

Table 3.2(a)(ii)
No Loss of Exclusivity as of the Following Date with respect to the Milestone Products being sold in the U.S. as of such date:	Milestone Payment (in Dollars):
[***]	$[***]

[***]	$[***]
[***]	$[***]

The Milestones set forth in Table 3.2(a)(ii) shall be deemed achieved if, as of the relevant dates set forth in table above, at least one (1) Milestone Product is being sold by or on behalf of Buyer in the U.S. and there is no Loss of Exclusivity for all Milestone Products being sold by or on behalf of Buyer in the U.S. as of such dates. For clarity, as of the date of the first Loss of Exclusivity for a Milestone Product in the U.S., there shall be no further Milestone Payments due in connection with the Milestones listed in Table 3.2(a)(ii) for any Milestone Product.  For the sake of clarity, the aggregate maximum amount payable in Milestone Payments to Seller under this Agreement pursuant to Table 3.2(a)(ii) is [***]Dollars ($[***]).

(b)Sales-Based Payments are payable as follows:

(i)Subject to Section 3.2(b)(iv)-(v), from and after (A) the first day after the Closing Date until the date that is the last day of the month that includes the date that is the first anniversary of the Closing Date (the “First Initial Sales-Based Payment Term”), Buyer shall pay to Seller an amount equal to [***]percent ([***]%) of Net Sales of the Milestone Products in the Territory for such twelve-month (12) period, and (B) the first day after the last day of the First Initial Sales-Based Payment Term until the first anniversary of the last day of the First Initial Sales-Based Payment Term (such period, together with the First Initial Sales-Based Payment Term, the “Initial Sales-Based Payment Term”), Buyer shall pay to Seller an amount equal to [***]percent ([***]%) of Net Sales of the Milestone Products in the Territory for such twelve-month (12) period. Each payment described in clauses (A) and (B) of this Section 3.2(b)(i) shall be deemed an “Initial Sales-Based Payment”.

(ii)Subject to Section 3.2(b)(iv)-(v), for each twelve (12) month period (or with respect to the last period, such shorter period) commencing with the first day after the date that is the end of the Initial Sales-Based Payment Term until the date that is the later of (x) the last day of the month that includes the date that is eight (8) years from the Closing Date and (y) the date that is the last day of the month that includes the first date on which all Milestone Products have suffered a Loss of Exclusivity in each country in which all Milestone Products are marketed or sold (“Sales-Based Payment Term”), Buyer shall pay to Seller a sales-based payment (each of (A)-(C) below, a “Sales-Based Payment” and collectively, “Sales Based Payments”) set forth in Table 3.2(b)(ii) below, as calculated by multiplying the applicable percentage rate by the corresponding amount of incremental Net Sales of all Milestone Products in the Territory during the first and each successive twelve (12)-month period (or for the last period, such shorter period).

Table 3.2(b)(ii)
Amount of Net Sales of all Milestone Products in the Territory during the twelve (12) month period to which the Sales-Based Payment relates:	The percentage rate of such Sales-Based Payment applicable to such Net Sales:
(A) $[***]-[***]	[***]%

(B) $[***]-[***]	[***]%
(C) Greater than $[***]	[***]%

For the avoidance of doubt, Buyer shall only be required to pay the Initial Sales-Based Payments or the Sales-Based Payments as set forth in this Agreement.

(iii)All Initial Sales-Based Payments and Sales-Based Payments payable to Seller shall be paid by Buyer on a quarterly basis within thirty (30) days after the end of each Calendar Quarter in which the applicable Net Sales were recorded (each a “Sales-Based Payment Date”).  In the event that Buyer fails to pay an Initial Sales-Based Payments or Sales-Based Payment on the applicable Sales-Based Payment Date, such payment shall accrue interest for the period commencing on the Sales-Based Payment Date at a rate equal to the Interest Rate.

(iv)Loss of Exclusivity.

(1)In the event of a Loss of Exclusivity with respect to a particular Milestone Product (each, an “LOE Milestone Product”) in a particular country in which such LOE Milestone Product is marketed or sold (such country, an “LOE Country”), any Initial Sales-Based Payment and/or Sales-Based Payment allocable to such LOE Milestone Product (and only such LOE Milestone Product) sold in such LOE Country (and only such LOE Country) shall be reduced by Fifty Percent (50%) of the amounts otherwise payable under Section 3.2(b)(i) and Section 3.2(b)(ii), effective as of the first date of the month following the date of such Loss of Exclusivity for such LOE Milestone Product in such LOE Country. For the avoidance of doubt, with respect to any instance of Loss of Exclusivity for a particular LOE Milestone Product in a particular LOE Country, there shall be no reduction in any Initial Sales-Based Payments and/or Sales-Based Payments for any other Milestone Products in such LOE Country nor shall there be any reduction in any Initial Sales-Based Payments and/or Sales-Based Payments for such LOE Milestone Product in any country other than the applicable LOE Country.

(2)Notwithstanding anything to the contrary set forth in Section 3.2(b)(ii), for purposes of Section 3.2(b)(ii), the Net Sales of any given Milestone Product in any given country from and after the date that is the later of (x) the last day of the month that includes the date that is eight (8) years from the Closing Date and (y) the date that is the last day of the month that includes the first date on which such Milestone Product has suffered a Loss of Exclusivity in such country, shall be deemed to be reduced to zero (0), and for the avoidance of doubt, no further Initial Sales-Based Payments or Sales-Based Payments will be due on the sales of such Milestone Product in such country as of such date.

(v)Third Party Intellectual Property.

(1)If Buyer believes, in its reasonable discretion, that it is necessary for Buyer to obtain a license from a Third Party to a patent or patent application in connection with the manufacture, use, sale or other exploitation of a Development Product, and Buyer is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant or maintenance of such license (“Third Party Compensation”), then for the period during which Buyer owes any Initial Sales-Based Payments or Sales-Based Payments to Seller hereunder with respect to such Development Product, the amounts that would otherwise have been payable as Initial Sales-Based Payments or Sales-Based Payments to Seller under this Agreement shall be reduced by fifty percent (50%) of all Third Party Compensation payable by or on behalf of Buyer to such Third Party; provided that, the foregoing royalty reduction shall not act to reduce the Initial Sales-Based Payments or Sales-Based Payments payable by Buyer to less than fifty percent (50%) of the amounts payable by Buyer for a given Calendar Quarter pursuant to Section 3.2(b).

(c)Reporting Obligations.

(i)Buyer shall provide Seller with a quarterly report, within thirty (30) days of the end of each Calendar Quarter beginning with the first full Calendar Quarter after the Closing Date and until the payment of all Milestone Payments and Initial Sales-Based Payments and Sales-Based Payments in full pursuant to this Agreement (each such report, an “Update Report”).  Each Update Report shall (A) describe in reasonable detail the Milestone Product Parties’ commercial progress towards achievement of the Milestone events resulting in each Milestone Payment (including, for the first Calendar Quarter of each Calendar Year until 2031, whether or not there exists a Loss of Exclusivity with respect to the Product), (B) the total amount of Net Sales during the applicable quarter, (C) the calculation of Initial Sales-Based Payments or Sales-Based Payments due for such quarter, including the exchange rates used, if any, (D) if any Loss of Exclusivity has occurred with respect to any Milestone Product in that Calendar Quarter, documents providing the basis for such claim of Loss of Exclusivity, and (E) for each Update Report delivered with respect to the fourth quarter of any applicable Calendar Year, such Update Report shall also include an annual report, setting forth in reasonable detail the calculation of the annual Net Sales for such applicable Calendar Year and an annual forecast for the following Calendar Year that details the Net Sales estimates per quarter, including gross to net sales calculations and assumptions, together with reasonable information and documentation supporting Buyer’s calculations therefor (but excluding, for clarity, any related budget).  In addition, from time to time, but no more than once per Calendar Year, upon Seller’s reasonable request, Buyer shall provide Seller with a reasonable update setting forth a high-level overview of Buyer’s development activities, if any, with respect to the Product and/or the Development Product and/or any other Milestone Product, as applicable, including related regulatory activities.

(ii)If after delivery of an Update Report, Seller requests in writing a meeting with representatives of Buyer to discuss such Update Report, Buyer shall make available in person or by phone for such a meeting appropriate representative(s) involved (including employees of Buyer or its Affiliates who are responsible for managing the business related to the Milestone Products and knowledgeable about its operations) with representatives of Seller.  Unless otherwise agreed by Seller, any such meeting shall occur with fifteen (15) days of the applicable request by Seller.

(iii)Buyer shall permit Seller, by an independent qualified public accounting firm of international reputation engaged by Seller and reasonably acceptable to Buyer (such accounting firm, the “Auditors”), to examine the books and records relating to the Milestone Products at any reasonable time at Buyer’s principal place of business to assess the accuracy of the reports, accountings and payments made by Buyer hereunder.  Such Auditors may be required by Buyer to enter into a reasonably acceptable confidentiality agreement.  The opinion of the Auditors regarding such reports, accountings and payments shall be furnished to Buyer and Seller and shall be Confidential Information of Buyer and binding on the Parties other than in the case of clear error.  If it is determined by the Auditors that additional Milestone Payments, Initial Sales-Based Payments or Sales-Based Payments are owed by Buyer to Seller in respect of any period, Buyer will pay Seller the additional payments, including interest calculated at the Interest Rate in accordance with Section 3.2(a), owed to Seller within thirty (30) days of the date the written report of the Auditors is received by Buyer.  If it is determined by the Auditors that Milestone Payments, Initial Sales-Based Payments or Sales-Based Payments were overpaid during any period, Buyer will credit such overpayments to future Milestone Payments, Initial Sales-Based Payments or Sales-Based Payments, as applicable, owed to Seller.  The fees charged by the Auditors in connection with this Section 3.2(c) will be paid by Seller, unless any additional Milestone Payments, Initial Sales-Based Payments or Sales-Based Payments owed by Buyer to Seller exceed $50,000 of the amounts paid for the period subject to such audit, in which case Buyer will pay the fees charged by the Auditors.  No period, once audited, may be re-audited by or on behalf of Seller.

(d)Buyer Obligations.  Buyer shall, and shall cause its Affiliates and the other Milestone Product Parties, to use Commercially Reasonable Efforts to (A) achieve each Milestone set forth in Table 3.2(a)(i) with respect to the Product in a prompt and expeditious manner,  (B) use Commercially Reasonable Efforts to commercialize the Product in countries where Buyer has obtained Regulatory Approval for such Product, and (C) evaluate the Development Product, in its sole discretion, in accordance with Section 3.2(e). Without limiting the generality of the foregoing, Buyer shall not, and shall not authorize or permit its Affiliates or other Milestone Product Parties to, take any action, or omit to take any action, with the intent of avoiding, delaying or reducing the payment of any Milestone Payment(s), Sales-Based Payments or Initial Sales-Based Payments.  In the event that a Milestone Product Party determines that a Milestone will not be achieved, Buyer shall promptly notify Seller in writing of such determination (a “Milestone Abandonment Notice”) and shall provide Seller with access to any information, data, books, records, work papers or personnel that could be reasonably expected to assist in evaluating such determination.  The Milestone Abandonment Notice shall specify in reasonable detail the reasons the applicable determination was made.

(e)Buyer will at a time that Buyer deems suitable, in its sole discretion, after the Closing use Commercially Reasonable Efforts to evaluate further development of the Development Product.  If Buyer determines, in its sole discretion, through such analysis, that further development of the Development Product is warranted, Buyer will employ Commercially Reasonable Efforts with respect to the development of such Development Product; provided, however, that if at any time

Buyer reasonably determines, in its sole discretion, that continued development of the Development Product is no longer warranted, Buyer may discontinue such development.  Notwithstanding any other provision of this Agreement, any such discontinuance or determination not to develop the Development Product will not result in a breach by Buyer of any obligation, warranty, representation, or covenant under this Agreement, provided that Buyer used Commercially Reasonable Efforts in its initial evaluation of the development potential of the Development Product, and Buyer has and will have no obligations under this Agreement with respect to the Development Product other than those specifically described herein.

(f)Transition Services.  The Parties shall enter into that certain Transition Services Agreement, substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”).

(g)Acceleration of Milestone Payments.  Notwithstanding anything to the contrary herein, in the event that any of the following events occur, the maximum amount of each Milestone Payment and/or [***] that have not yet been satisfied or deemed to have been satisfied shall be immediately due and payable: (i) Buyer commences any Proceeding in bankruptcy or for dissolution, liquidation, or winding-up; (ii) any such Proceeding is commenced against Buyer or a receiver or trustee is appointed for Buyer or a substantial part of its respective property, and such Proceeding or appointment is not dismissed or discharged within thirty (30) days after its commencement; or (iii) Buyer (x) makes an assignment for the benefit of creditors, or (y) petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or (z) has a receiver, custodian or trustee appointed for all or substantially all of its assets and such receiver, custodian or trustee is not discharged within thirty (30) days thereafter.

(h)For clarity, the achievement of a Milestone, Initial Sales-Based Payment and/or Sales-Based Payment by or under authority of any Milestone Product Party shall be deemed the achievement of such Milestone, Initial Sales-Based Payment and/or Sales-Based Payment by Buyer, and Buyer (not the Milestone Product Party) shall be obligated to pay or cause to be paid the corresponding Milestone Payment, Initial Sales-Based Payment and/or Sales-Based Payment as set forth in this Section 3.2.

(i)For purposes of this Section 3.2 and where otherwise used in this Agreement:

(i)“Net Sales” means the gross amounts invoiced for sales of Milestone Products by any Milestone Product Party to any unrelated third parties less the following deductions: (a) normal and customary trade, quantity and cash discounts allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (c) sales, excise taxes, duties, and other government charges on the sales of Milestone Products; (d) freight, postage, shipping, insurance, and other transportation costs but only up to an amount equal to [***] percent ([***]%) of the gross amounts invoiced for sales for the applicable period, in the aggregate;

(e) Milestone Product returns and allowances and related allowances or credits, billing corrections, and bad debt; and (f) any other customary adjustments in accordance with U.S. GAAP.

(ii)Combination Products.

(1)In the event that any Milestone Product is sold as part of a Combination Product, the Net Sales of the Milestone Product, for the purposes of determining Milestone Payments, Initial Sales-Based Payments and Sales-Based Payments, as the case may be, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the applicable Milestone Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.  “Combination Product” means any pharmaceutical product which comprises any Milestone Product and other active compound(s) and/or ingredients).

(2)In the event that the weighted average sale price of the applicable Milestone Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining Milestone Payments, Initial Sales-Based Payments and Sales-Based Payments, as the case may be, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the applicable Milestone Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

(3)In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the applicable Milestone Product cannot be determined, Net Sales for purposes of determining Milestone Payments, Initial Sales-Based Payments and Sales-Based Payments, as the case may be, shall be calculated by multiplying the Net Sales of the Combination Product by the following formula:  one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

(4)In the event that the weighted average sale price of both the applicable Milestone Product and the other product(s) in the Combination Product cannot be determined, the parties will negotiate in good faith the appropriate allocation percentage of Net Sales of the Combination Product to the applicable Milestone Product.

(5)The weighted average sale price for a Milestone Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Milestone Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Milestone Product, other product(s), or Combination Product.  In the initial Calendar Year, a forecasted weighted average sale price will be used for the Milestone Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first Milestone Payments, Initial Sales-Based Payments and Sales-Based Payments, as the case may be, of the following Calendar Year or Calendar Quarter, as applicable.

(iii)Such amounts shall be determined from the books and records of the Milestone Product Parties maintained in accordance with U.S. GAAP consistently applied.  Buyer further agrees in determining such amounts, it will use Buyer’s then current standard procedures and methodology, including Buyer's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars.

(iv)Sales or commercial dispositions of Milestone Products between or among Milestone Product Parties and their Affiliates shall be excluded from the computation of Net Sales (except where such Milestone Product Parties or Affiliates are end users of the Product), but Net Sales shall include the subsequent final sales to third parties by such Milestone Product Parties or their Affiliates.  Notwithstanding the foregoing, if a Milestone Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between buyer and seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash.  Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Milestone Product in arm’s length transactions in the relevant country.

Section 3.3.Intended Tax Treatment.  The Parties will treat the Milestone Payments, Initial Sales-Based Payments, Sales-Based Payments and the [***] as an adjustment to the Purchase Price and such payments will be recognized by Seller (as proceeds of the sale of the Transferred Assets) and Buyer (as an adjustment to the tax basis of the Transferred Assets) at such time and in such amounts as finally determined hereunder, in each case, for U.S. federal, state, and local income and foreign tax purposes.

Section 3.4.Allocation of Purchase Price.  The Purchase Price will be allocated among the relevant classes of Transferred Assets in accordance with Exhibit J (the “Allocation Statement”). From time to time, Seller shall send to Buyer an updated Allocation Statement to reflect any adjustments to the Purchase Price (including as a result of any Initial Sales-Based Payments and Sales-Based Payments, [***] or Milestone Payments made by Buyer pursuant to this Agreement).  The Parties (a) shall allocate the Purchase Price in accordance with the Allocation Statement, (b) shall, unless otherwise required a final “determination” as defined under Section 1313(a) of the Code, prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594 and any amendments thereto) and reports in a manner consistent with the Allocation Statement and (c) shall not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation. If the values set forth on the

Allocation Statement are disputed by any tax authority, the Party hereto receiving notice of such dispute shall make reasonable efforts to notify the other Party hereto concerning the existence of such dispute and the Parties shall, where and when practicable, consult with each other with respect to all issues related to the Allocation Statement in connection with such dispute.  Any adjustments to the consideration payable pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Statement.

Section 3.5.Withholding Taxes.

(a)Except as otherwise provided in Section 3.5(b), Buyer shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Buyer shall use commercially reasonable efforts to provide Seller a notice of its intention to make such deduction or withholding five (5) Business Days prior to making such deduction or withholding on amounts paid on the Closing.

(b)In the event that Buyer assigns its rights under this Agreement and, solely by reason of such assignment, Buyer is required to deduct or withhold in respect of payments made hereunder to Seller under applicable Law, then Section 3.5(a) shall not apply and all payments to Seller shall be made in full, without any set-off, counterclaim, deduction or withholding, regardless of any requirement under applicable Law or otherwise.

Section 3.6.[***].  All capitalized terms used or referenced in this Section 3.6 shall have the meaning set forth in the [***], other than the terms [***] and [***].

(a)[***].

(b)[***].

ARTICLE IV

THE CLOSING

Section 4.1.Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 am eastern standard time on a date (the “Closing Date”) that is the third (3rd) Business Day following the date on which all of the conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in ARTICLE X (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto.  For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Acquired Assets, shall be deemed to occur at 11:59 pm, New York City time, on the Closing Date.

Section 4.2.Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;

(b)a counterpart of the Bill of Sale, duly executed by Seller;

(c)a counterpart of the IP Assignment Agreement, duly executed by Seller;

(d)a counterpart of the Transition Services Agreement, duly executed by Seller;

(e)a letter to the FDA, substantially in the form attached hereto as Exhibit I-1 (the “Seller FDA Letter”), executed by Seller, informing the FDA of the transfer of the Product NDA to Buyer;

(f)a list of the Contracts that constitute Non-Transferable Assets as of the Closing Date; and

(g)a duly executed IRS Form W-9 by Seller.

Section 4.3.Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:

(a)the Closing Payment by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;

(b)a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(c)a counterpart of the Bill of Sale, duly executed by Buyer;

(d)a counterpart of the IP Assignment Agreement, duly executed by Buyer;

(e)a counterpart of the Transition Services Agreement, duly executed by Seller; and

(f)a letter to the FDA, substantially in the form attached hereto as Exhibit I-2 (the “Buyer FDA Letter”), executed by Buyer, accepting the transfer of the Product NDA to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Seller Schedules:

Section 5.1.Seller Organization; Good Standing.

(a)Seller is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted.

(b)Seller is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to materially delay the ability of Seller to consummate the transactions contemplated hereby or have a Material Adverse Effect.

Section 5.2.Authority; Enforceability.  Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized.  This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3.No Conflicts.  The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Seller, (iii) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller (with respect to the Transferred Assets) is a party or by which any Transferred Asset is bound, except, with respect to the foregoing clauses (i) and (iii), for (x)

such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Product and the Development Product, taken as a whole, or (y) any consents, approvals, authorizations and other actions described in Section 5.4.

Section 5.4.Consents and Approvals.  The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Seller, except (a) as contemplated by Section 4.2 and Section 8.2, (b) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws, require any approval, authorization, consent, license, exemption, filing or registration with any Governmental Authority or, (c) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.5.Title to Transferred Assets.  Seller has good and valid title to all of the tangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 5.6.Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of Seller, threatened in writing, against Seller (with respect to the Business, the Product or the Development Product) that would reasonably be expected to result in (i) damages exceeding $50,000, based on a reasonable analysis of counsel or (ii) any injunctive, declaratory, or other equitable relief or remedy affecting the ownership right of or in any Transferred Asset or that involves an investigation or suit by any Governmental Authority relating to the Product, the Business or the Development Product.

Section 5.7.Compliance with Laws.  Seller (with respect to the Business) is not in violation of any Laws or Governmental Orders applicable to the conduct of the Business, the Development Product, or the Product, except for such violations the existence of which would not reasonably be expected to have a Material Adverse Effect or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.8.Regulatory Approvals.

(a)Except as set forth in Section 5.8(a) of the Seller Schedule, Seller is the registered or beneficial holder of each of the material Regulatory Approvals, including all of the Transferred Regulatory Documentation. All Regulatory Approvals held by Seller are in full force and effect, except, in each case, where the failure to so be in full force and effect would not reasonably be expected to be material to the Business, the Product and the Development Product, taken as a whole.

(b)Seller has not received, as of the date hereof, any written or, to the Knowledge of Seller, oral notice that any Governmental Authority with jurisdiction over the Business has commenced or will commence any action to (i) withdraw any Regulatory Approval of any Milestone Product or (ii) enjoin production, marketing or sale of the Product except, in each case, where such action would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Product and the Development Product, taken as a whole.

(c)To the Knowledge of Seller, the Product is being distributed, manufactured, sold and marketed in compliance in all material respects with all requirements under applicable Law.  As of the date hereof, Seller has not received any unresolved written or, to the Knowledge of Seller, oral notice from any Governmental Authority that with respect to the Product, Seller is not in material compliance with any requirement under applicable Law.

(d)The Seller has not made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority or failed to disclose a material fact expressly required to be disclosed to the FDA or any other Governmental Authority, that, at the time of the relevant disclosure or failure to disclose, as applicable, would reasonably be excepted to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case, as related to the Product.

(e)Neither Seller, nor to the Knowledge of Seller, any officers, employees, clinical investigator or distributor of Seller has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law, (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law or (iii) other action arising from the exploitation of the Product or the Development Product, and, to the Knowledge of Seller, no such action is proposed or pending as of the date hereof.

(f)All application and renewal fees due and payable with respect to all material Regulatory Approvals have been paid, except where the failure to make such payment would not reasonably be expected to have a Material Adverse Effect or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.9.Brokers.  Except for Evercore Group L.L.C. (“Evercore”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made between Seller and Evercore and any such arrangements, including compensation, shall be the sole responsibility of Seller.

Section 5.10.Permits.  Seller holds or has the right to use all Permits.  Seller is not in default under, or violating, any of the Permits, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.11.Transferred Contracts.  As of the date hereof (i) each Transferred Contract is a legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such material Transferred Contract, and is enforceable against Seller, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms subject, in each case, to the Enforceability Exceptions and (ii) there does not exist any material breach or material default on the part of Seller, under the terms of any Transferred Contract, and to the Knowledge of Seller, no other party to any Transferred Contract is in material breach or default thereunder.

Section 5.12.Taxes.

(a)Seller has timely filed or caused to be timely filed all material Tax Returns exclusively relating to the Business or the Transferred Assets that are required to be filed, and has timely paid or caused to be timely paid all material amounts of Taxes shown as due on such Tax Returns.

(b)No deficiency has been assessed by a Governmental Authority in writing against Seller with respect to a material amount of Taxes exclusively relating to the Business.

(c)There are no Encumbrances for Taxes upon any of the Transferred Assets, other than Encumbrances for Taxes that are Permitted Encumbrances.

(d)No Transferred Contract is a Tax allocation, Tax sharing, Tax indemnification or similar Contract that would, in any manner, bind, obligate or restrict Buyer or its Affiliates (or the Business or the Transferred Assets), other than a Transferred Contract entered into in the ordinary course of business the primary purpose of which is not Tax.

Section 5.13.Intellectual Property.

(a)Section 5.13(a) of the Seller Schedules sets forth a list of all Seller Intellectual Property and material Licensed Intellectual Property that is registered or for which an application for registration has been filed, in each case under the authority of any Governmental Authority (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (ii) the current owner thereof; and (iii) the applicable application, registration or serial number and the expiration date thereof.

(b)To the Knowledge of Seller, the Intellectual Property includes all intellectual property that exclusively relates to, and all material intellectual property that is necessary to, the operation of the Business as conducted on the date of this Agreement, and includes all patent applications and patents including claims that exclusively Cover the Product or the Development Product; provided, that this Section 5.13(b) shall not be deemed to be breached (i) as a result of any action for which Buyer has provided its consent in writing (including pursuant to Section 7.1), or (ii) in the event that Seller does not take action as a result of Buyer not providing consent following the written request of Seller therefor pursuant to Section 7.1.

(c)Seller solely and exclusively owns all right, title and interest in the Seller Intellectual Property, and Seller Controls all other Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, to the Knowledge of Seller, the Seller Intellectual Property and material Licensed Intellectual Property, is valid and enforceable. Except as set forth in Section 5.13(c) of the Seller Schedules, neither Seller nor any of its Affiliates has abandoned, canceled or forfeited any Intellectual Property (including by failing to pay any filing or renewals fees), and Seller has not taken any actions that would render a Patent invalid or unenforceable.

(d)Seller has the full and legal right and authority to grant Buyer a license under the Seller Licensed Intellectual Property.

(e)To the Knowledge of Seller, Seller has accurately and completely disclosed to the US Patent and Trademark Office all references or other evidence that Seller is obligated to disclose to comply with the duty of candor.

(f)Other than in the PIV Challenge, no Third Party, except a patent examiner or patent authority in the ordinary course of patent prosecution, has notified Seller in writing, or to the Knowledge of Seller, otherwise alleged, that any claim of a Patent is invalid, unpatentable, or unenforceable. Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party challenging the validity, enforceability or ownership of any of the Intellectual Property.

(g)As of the date hereof, there is no, and for the past three (3) years there has been no, material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other Proceeding (public or private) before any Governmental Authority alleging that the development, manufacture, sale or commercialization of the Product, or the development of the Development Product, constitutes infringement, misappropriation or other violation of any intellectual property of any Third Party.  Except as set forth in Section 5.13(g) of the Seller Schedules, (i) to the Knowledge of Seller, there is no reasonable basis for any such allegation of infringement, misappropriation or violation; (ii) Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party making any such allegation, and (iii) to the Knowledge of Seller, no Third Party is infringing, misappropriating or otherwise violating any of the Intellectual Property and to the Knowledge of Seller, no Third Party has infringed, misappropriated or otherwise violated any of the Intellectual Property in the past three (3) years.

(h)Other than as set forth on Section 5.13(h) of the Seller Schedules, none of Seller or any of its Affiliates has granted any outbound licenses under the Seller Intellectual Property, other than non-exclusive licenses granted to manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Affiliates, in each case to the extent necessary to perform such services in the Ordinary Course of Business.

(i)Except as set forth on Section 5.13(i) of the Seller Schedules, all Persons named as inventors on any Patents included in the Seller Intellectual Property, or who should have been listed as such in accordance with applicable Law, have executed and delivered to Seller or its Affiliate, as applicable, a Contract providing for the present assignment by such Person to Seller or its Affiliate, as applicable, of all rights in such Patents.

(j)Notwithstanding anything to the contrary, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property specifically addressed in this Section 5.13, are those set out in this Section 5.13, and no other representation or warranty is given in relation to such matters.

(k)Seller does not Control any trademarks, trademark applications, service marks, trade names, certification marks, service names, industrial designs, brand marks, trade dress rights, identifying symbols, logos, emblems, signs, insignia or domain names, or any registrations for any of the foregoing, other than those set forth in Exhibit F, that are exclusively related to the Business, the Product or the Development Product as of the Closing Date.

Section 5.14.Development Product.  The development of the Product and the Development Product and the production of the Transferred Inventory have been carried out in accordance with all applicable Laws in all material respects, including GLP, GCP and GMP, as applicable.  As of the date hereof, Seller has not received any written notice or other communication indicating that there are any material safety issues, including any facts, data, finding, analysis, information, or belief that there is a substantial risk that (a) the Product presents an unacceptable (i) risk of death, (ii) a life-threatening condition, or (iii) a serious safety or health concern to patients, (b) Regulatory Approval for the Product has been terminated or suspended in any country, or (c) a Regulatory Authority with jurisdiction over the Product has directed or requested discontinuance of development, distribution, use, sale, or importation of the Product, and to the Knowledge of Seller, there is no reasonable basis for any findings related to any of the foregoing (a)-(c).

Section 5.15.Conduct in the Ordinary Course of Business.  Neither Seller nor any of its Affiliates has, with respect to the Business, made any change in the selling, distribution, advertising, terms of sale or collection practices in the period twelve (12) months before this Agreement that is inconsistent with the Ordinary Course of Business and would be material to the Business, taken as a whole.  In the past twelve (12) months, neither Seller nor any of its Affiliates has, with respect to the Business, (i) entered into any business practices, programs or long-term allowances not previously used in the Ordinary Course of Business that would be material to the Business, taken as a whole, or (ii) engaged in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice, any acceleration of a Transferred Contract), in the case of this clause (ii), that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent in all material respects with the past practices of the Business during the previous twelve (12) months.

Section 5.16.No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER SCHEDULES, IF APPLICABLE) OR IN THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER AND THEREUNDER OR PURSUANT HERETO OR THERETO, AND SELLER DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SELLER SCHEDULES) OR IN THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS, VALUE OR PROFITABILITY OF THE TRANSFERRED ASSETS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1.Buyer’s Organization; Good Standing.

(a)Buyer is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted.

(b)Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2.Authority; Enforceability.  Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized.  This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 6.3.No Conflicts.  Provided that all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained or taken, except as may result from any facts or circumstances relating to Seller or its Affiliates, the execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Buyer, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Buyer, or (iii) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer is a party, except, with respect to the foregoing clauses (i) and (iii) which would not prevent or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.4.Consents and Approvals.  The execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws, require any approval, authorization, consent, license, exemption, filing or registration with any Governmental Authority or, (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.5.Absence of Restraints; Compliance with Laws.

(a)To the Knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to prevent or delay the ability of Buyer or its applicable Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.

(b)Neither Buyer nor any of its Affiliates that are or will be party to any Transaction Agreements are in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially prevent or delay their ability to consummate the transactions contemplated by, or to materially perform their respective obligations under, the Transaction Agreements.

Section 6.6.Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Buyer to perform its obligations hereunder.

Section 6.7.No Brokers.  Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the transactions contemplated hereby based on arrangements made by Buyer or any of its Affiliates.

Section 6.8.Availability of Funds.  Buyer (a) has, and will have at the Closing, sufficient immediately available funds available and the financial ability to pay the Purchase Price and any expenses incurred by, on behalf of, or for the account of Buyer in connection with the transactions contemplated by the Transaction Agreements, and (b) has, and will have at the Closing, the resources and capabilities (financial and otherwise) to perform its obligations hereunder and thereunder.  Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in each case which would prevent, impair or adversely affect such resources and capabilities

Section 6.9.Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a)the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due except where the failure to make such payment would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement; and

(c)Buyer will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 6.10.Investigation.

BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE BUSINESS AND ALL RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AS IT HAS REQUESTED.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V, (A) BUYER ACKNOWLEDGES AND AGREES THAT (Y) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR THE TRANSFERRED ASSETS, OR SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATION, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, OR THE TRANSFERRED ASSETS, OR SELLER OR ITS AFFILIATES FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER, AND (Z) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE SELLER HAS SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; AND (C) BUYER IS

ACQUIRING THE TRANSFERRED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V (AS MODIFIED BY THE SELLER SCHEDULES, AS IT MAY BE SUPPLEMENTED OR AMENDED IN ACCORDANCE WITH THIS AGREEMENT). BUYER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONDUCT DUE DILIGENCE AND INVESTIGATION WITH RESPECT TO THE TRANSFERRED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AND IN NO EVENT SHALL SELLER OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO BUYER WITH RESPECT TO A BREACH OF REPRESENTATION, WARRANTY OR COVENANT UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE EXTENT THAT BUYER HAD KNOWLEDGE OF SUCH BREACH AS OF THE CLOSING DATE.

Section 6.11.Disclaimer of Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI AND IN THE ANCILLARY AGREEMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND BUYER DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1.Conduct of Business Prior to the Closing.

(a)Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 7.1 of the Seller Schedules, from the date of this Agreement through the Closing (or until earlier termination of this Agreement), unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will (x) conduct the Business in the Ordinary Course of Business, (y) use Commercially Reasonable Efforts to preserve intact, in all material respects, its business organization (to the extent exclusively related to the Business) and (z) with respect solely to the Business, not to do any of the following:

(i)grant any Encumbrance on any Transferred Assets other than in the Ordinary Course of Business;

(ii)sell, transfer, lease, sublease or otherwise dispose of any Transferred Assets (other than Inventory in the Ordinary Course of Business);

(iii)amend any material term of, or waive any material right under, any Transferred Contract;

(iv)enter into any settlement or release with respect to any Proceeding that will be a Transferred Asset or Assumed Liability (including, for clarity, the PIV Challenge);

(v)omit to act so as to prevent stocks of Inventory to fall below those maintained in the Ordinary Course of Business in any material respects (other than any actions or omissions taken at the request of Buyer); or

(vi)enter into any legally binding commitment with respect to any of the foregoing.

(b)Notwithstanding anything to the contrary herein, including the provisions of Section 7.1(a), Seller may take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons (including any reasonable good faith action taken to address an event stemming from or arising out of the COVID-19 pandemic, including any action by Seller reasonably necessary to comply with any guidelines, advice or decree of any Governmental Authority in connection with or related to COVID-19 (including COVID-19 Measures) and any action taken by Seller in the operation of the Business in its reasonable discretion in connection with or related to COVID-19 or similar pandemic); provided, that Seller shall provide Buyer with notice of any such action taken that would have any impact with respect to the Transferred Assets or the Transaction Agreements as soon as reasonably practicable thereafter (and in no event later than ten (10) Business Days after such action is taken).

Section 7.2.Access to Information.

(a)From the date of this Agreement until the Transition Period (or until earlier termination of this Agreement), upon reasonable prior notice, and except as determined in good faith by Seller to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller shall (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the books and records that will be Transferred Records and Transferred Regulatory Documentation and (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information related to the Business, in each case to the extent readily available to Seller, and prepared or gathered in the ordinary course of business, as Buyer may from time to time reasonably request for purposes of preparing to operate the Business following the Transition Period; provided, however, that the provision of such access and such data and information shall not (y) unreasonably interfere with any of the businesses, personnel or operations of Seller, or (z) that the Auditors and accountants of Seller or its Affiliates, as applicable, shall not be obliged to make any work papers available to any Person except in accordance with such Auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such Auditors or accountants. From the date of this Agreement until the Closing, except for the parties listed in Section 7.2 of the Seller Schedules or such other parties for whom Seller provides prior written consent (not to be unreasonably withheld, conditioned or delayed), neither Buyer, its Affiliates nor any of their respective Representatives shall contact any employees of, suppliers to, or customers of, Seller in connection with or with respect to this Agreement, any other Transaction Agreement or the transactions contemplated hereby and thereby, or (other than in the ordinary course of business consistent with past practice) to otherwise discuss the business or operations of any of the Business; provided, further, however, that neither Buyer, its Affiliates nor any of their respective Representatives shall have any contact or discussion with any party (including those parties listed on Section 7.2 of the Seller Schedules or such other party for whom Seller has otherwise provided prior written consent) during the referenced period, without first consulting Seller and its Affiliates, and the applicable Representatives of Seller and its Affiliates shall be copied on all written correspondence and present for all oral communications and meetings; provided, further, that, with respect to the parties listed on Section 7.2 of the Seller Schedules, any contact or discussion shall be limited to the topics set forth on such Schedule.

(b)Notwithstanding anything in this Agreement to the contrary, Seller shall not be required, prior to the Closing, to disclose, or cause or seek to cause the disclosure, to Buyer or its Affiliates or Representatives (or provide access to any properties, books or records of Seller that would reasonably be expected to result in the disclosure to such Persons or others) of (i) any competitively sensitive information or any confidential information relating to Know-How, processes or Patent, Trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall Seller be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or Representatives to have access to or to copy or remove from the properties of Seller any documents, drawings or other materials that might reveal any such confidential information or (ii) any Personal Information of any data subjects for which any necessary notices and/or consents have not been received.

Section 7.3.Confidentiality.  The terms of that certain confidential disclosure agreement dated October 29, 2020 (the “Confidentiality Agreement”) between Seller and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and its Affiliates and their respective Representatives) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business or otherwise constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  If, for any reason, the Closing does not occur, then, irrespective of its terms, the Confidentiality Agreement shall continue in full force and effect for a period of two (2) years following the termination of this Agreement.  Upon Closing, all Confidential Information as it relates to the Business, the Product, the Development Product and the Transferred Assets shall solely and exclusively vest with the Buyer and notwithstanding any conflicting provision of the Confidentiality Agreement, except in connection with the performance of Seller’s obligations under any of the Transaction Agreements, Seller and its Affiliates and their respective Representatives will be obligated to maintain the confidentiality of any of such Confidential Information and to not use such Confidential Information after the Closing without the express written consent of Buyer, as the receiving Party of such Confidential Information, for a period of two (2) years after the Closing; provided that, with respect to any such Confidential Information that constitutes a trade secret under applicable Law such confidentiality obligations shall continue so long as the Confidential Information maintains its status as a trade secret.  Notwithstanding anything to the contrary in the Confidentiality Agreement, the terms of this Agreement shall be deemed the Confidential Information of both Parties, and each Party shall maintain the confidentiality of such information in accordance with the terms of the Confidentiality Agreement and this Section 7.3; provided, that, each Party shall have the right to disclose the terms of this Agreement (a) as may be required by Law (including any disclosure obligations under the federal securities Laws or applicable accounting principles), the rules and regulations of any national securities exchange upon which the securities of Seller, Buyer or their respective Affiliates are listed or to any Governmental Authority (including federal, state, or foreign taxing authorities) with jurisdiction over such Party upon request by such Governmental Authority or (b) to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship, in each case, involving the Product, Development Product, other Milestone Products, the Transferred Assets or the Assumed Liabilities; provided, that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such information and require each disclosee to execute a customary non-disclosure agreement pursuant to which such disclosee agrees to treat such information as confidential.

Section 7.4.Insurance.  Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller or by any Affiliate of Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller or its Affiliates and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller and its Affiliates with respect to any occurrences prior to Closing) shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements; provided, that, if a material Transferred Asset suffers a casualty loss prior to the Closing Date that is covered by insurance maintained by Seller or its Affiliates, Seller shall cause any insurance proceeds actually received in respect of such casualty loss, net of any expenses (including any deductibles retained by Seller) incurred in connection with the receipt of such proceeds, to be applied to restore or replace such Transferred Asset.

Section 7.5.Regulatory and Other Authorizations; Consents.

(a)Buyer shall, and shall cause its Affiliates to, take any and all reasonable steps to (i) promptly obtain all Governmental Approvals that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the transactions contemplated thereby), and to furnish promptly any additional information and documentary material that may be requested by a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Buyer’s capabilities as the potential purchaser of the Transferred Assets or other matters), (ii) promptly secure the issuance, reissuance or transfer of all licenses and permits that may be or become necessary to operate the Business following the Closing; (iii) take all such actions as may be requested by any such Governmental Authority to obtain such Governmental Approvals, licenses and permits and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Governmental Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  Seller will cooperate with the reasonable requests of Buyer in seeking promptly to obtain all such Governmental Approvals and the issuance, reissuance or transfer of such licenses and permits.  Buyer shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such Governmental Approvals, licenses and permits, except for any and all past due amounts that were either (i) due and payable prior to or on the Closing Date, or (ii) are a result, whether direct or indirect, of Seller’s failure to timely, and fully, pay such fees or other payments as required by Applicable Law that become due and payable prior to or on the Closing Date, including any penalties, fees or interest.  Buyer shall not undertake any actions that would reasonably be likely to have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

(b)Each of Seller and Buyer agrees to make or cause to be made the necessary filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement, unless agreed to in writing by the Parties) and to furnish as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.  In addition, each of Seller and Buyer agrees to make promptly any filing or notice that may be required with respect to the transactions contemplated by this Agreement or by the other Transaction Agreements under any other applicable antitrust or competition Laws or by any other Governmental Authority.  Buyer shall have sole responsibility for the filing fees associated with the HSR Act filings and all other filing fees associated with any other filings required by any other applicable Laws or Governmental Order in any other jurisdictions. Each Party shall be responsible for its respective legal fees associated with the filing of a notification and report as it relates to the HSR Act.

Buyer shall not (i) withdraw its HSR notification and report form or (ii) enter into any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this agreement without the prior written consent of the Seller.

(c)The Parties shall, and shall cause each of its Affiliates to, apply Commercially Reasonable Efforts to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation or foreign investment regulation Law that may be asserted by any antitrust or competition or any other Governmental Authority or any other Person so as to enable the Parties to close the transactions contemplated hereby and by the other Transaction Agreements.

(d)Each of Buyer and Seller shall promptly notify the other of any oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 7.5, permit the other Party and its Representatives to review in advance any communication relating to the matters that are the subject of this Section 7.5 proposed to be made by such Party to any Governmental Authority and provide the other Party with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 7.5, provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Neither Buyer nor Seller shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, Section 7.2(b), and any other applicable terms and conditions of this Agreement the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.

(e)Notwithstanding anything in this Agreement to the contrary (including Section 7.1), Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of Buyer, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of Seller or its Affiliates, except as specifically contemplated or permitted by this ARTICLE VII or as otherwise consented to in writing in advance by an executive officer of Seller.

Section 7.6.Third Party Consents.  Each of Buyer and Seller agrees to cooperate to obtain any consents and approvals from any third person other than a Governmental Authority that may be required in connection with the transactions contemplated by the Transaction Agreements, which, with respect to Seller, shall include the consents and approvals identified in Section 9.1(c) of the Seller Schedules (collectively, the “Third Party Consents”).  Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to compensate any Third Party, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any Third Party (x) to obtain any such Third Party Consent or (y) in connection with Seller’s obligations under Section 2.4.

Section 7.7.Further Action.

(a)Each of Seller and Buyer shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated hereby or thereby.

(b)Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including matters relating to the satisfaction of the conditions set forth in ARTICLE IX.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS

Section 8.1.Access.  In addition to the provisions of Section 8.2, from and after the Closing Date, in connection with any reasonable business purpose, including in connection with the preparation of Tax Returns, claims relating to Excluded Liabilities, the preparation of financial statements, SEC reporting obligations, or any Proceeding to which a Party or any of its Affiliates is a party, the requirements of any Laws applicable to the Party and its Affiliates or the determination of any matter relating to the rights or obligations of the Party and/or its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith by the other Party to be necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), or (c) comply with any contractual confidentiality obligations, the other Party shall, and shall cause each of its Affiliates and Representatives to (i) afford the Representatives of the Party and its Affiliates reasonable access, during normal business hours, to the properties, electronically stored data and information, books and records of the other Party and its Affiliates in respect of the Business, the Transferred Assets (and related liabilities), the Product and the Development Product, and permit copies of such materials to be made for the Party and its Affiliates solely for use in connection with the reasonable business purposes described in this paragraph, (ii) furnish to the Representatives of the Party and its Affiliates such additional financial and other information regarding the Business, the Transferred Assets (and Assumed Liabilities), as the

Party, its Affiliates or their respective Representatives may from time to time reasonably request, (iii) make available to the Representatives of the Party and its Affiliates those employees of the other Party and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Seller and its Affiliates in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes, and (iv) assist in providing or obtaining any necessary notice or consent for disclosure of Personal Information where required; provided, however, that the provision or such access and such data and information shall not unreasonably interfere with the business or operations of the other Party or any of its Affiliates; and provided, further, that the auditors and accountants of the other Party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 8.2.Books and Records.  Seller and its Affiliates shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing Date.  For a period of six (6) years after the Closing, Buyer shall: (a) retain the Transferred Records and all other books and records related to the Transferred Assets held by Buyer or any of its Affiliates; and (b) upon Seller’s reasonable notice to Buyer and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such Transferred Records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings.  Seller and its Affiliates shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 8.2. For the sake of clarity, any Confidential Information in the Transferred Records or otherwise in the Transferred Assets shall become Buyer’s Confidential Information upon Closing.

Section 8.3.Transfer and Assumption of Regulatory Commitments.

(a)From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation, including, but not limited to, any commitments or obligations to any Governmental Authority involving the Products arising after the Closing Date.  Seller and Buyer acknowledge that the transfer of Regulatory Approvals to Buyer may be subject to the approval of applicable Governmental Authorities, and that, notwithstanding anything in this Agreement to the contrary, each Regulatory Approval shall continue to be held by Seller from and after the Closing Date until the date upon which the relevant Governmental Authority approves the Regulatory Approval naming Buyer or one of its Affiliates as the holder of such Regulatory Approval in the relevant country or territory covered by such Regulatory Approval. Each of Buyer and Seller shall cooperate to transfer to Buyer the Transferred Regulatory Documentation as quickly as possible following the Closing.

(b)As soon as practicable following the transfer of the Product NDA from Seller to Buyer, Seller shall transfer and Buyer shall assume the Seller NDC Numbers.  Following the transfer of the Seller NDC Numbers to Buyer, Buyer shall assume any and all reporting obligations arising from or related to the Seller NDC Numbers, including any required reporting calculations to a Governmental Authority (such as MDRP, 340B CP and Non-FAMP).  Upon Buyer’s request, Seller shall provide Buyer with sales data from any pre-Closing period included in the Calendar Quarter in which the Closing occurs and other historical data required in connection with Buyer’s reporting obligations to a Governmental Authority, in each case in accordance with Section 8.1. Each of Buyer and Seller shall cooperate to transfer the Seller NDC Numbers as quickly as possible following the transfer of the Product NDA.

Section 8.4.Certain Tax Matters.

(a)Transfer Taxes.  Seller and Buyer shall equally share all stamp, documentary, filing, recording, registration, sales, use, transfer, value added, and other non-income or non-capital gains Taxes and all fees, duties, assessments and governmental charges imposed under applicable Law in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”) and (i) Seller shall prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Buyer shall join in the execution of any such Tax Returns and other documentation in connection therewith, (ii) Seller shall deliver an invoice to Buyer and (iii) Buyer shall within thirty (30) days of receipt of such invoice reimburse Seller for the amount of Transfer Taxes for which Buyer is liable under this Section 8.4(a).

(b)Tax Adjustments.  Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets (including real estate Taxes, personal property Taxes and similar Taxes) for the tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between Seller and Buyer as of the Closing Date with Buyer bearing the expense of Buyer's proportionate share of such Taxes which shall be equal to the product obtained by multiplying (i) a fraction, the numerator being the amount of the Taxes and the denominator being the total number of days in the Proration Period, times (ii) the number of days in the Proration Period following the Closing Date, and Seller shall bear the remaining portion of such Taxes.  If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period.  When the actual amounts become known, such proration shall be recalculated by Buyer and Seller, and Buyer or Seller, as the case may be, promptly (but not later than ten (10) days after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts) shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Seller.

Section 8.5.PIV Challenge.  From and after the Closing Date, Buyer shall (a) use Commercially Reasonable Efforts to defend and litigate the PIV Challenge, (b) perform Seller’s obligations under the Rose U Related Agreements, in accordance with the terms thereunder and (c) keep Seller informed of the entry into a settlement in connection with the PIV Challenge (as promptly as practicable, but in any event within five (5) Business Days of entering into such settlement). For the avoidance of doubt, Buyer shall have the right, in its sole discretion, to select counsel with respect to the PIV Challenge and, subject to clause (a) of the preceding sentence, the right to control the PIV Challenge, and if deemed by Buyer to be consistent with Buyer’s use of Commercially Reasonable Efforts as described in this Section 8.5, to settle the PIV Challenge.

Section 8.6.Further Assurances.

(a)From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other party hereto (including (i) transferring back to Seller or its designated Affiliates (and having Seller or its Affiliate assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or its Affiliates at or after the Closing, and (ii) transferring to Buyer or its designated Affiliates (and having Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer or its Affiliates at the Closing.

(b)In the event that, notwithstanding the provisions of this Agreement, any Third Party attempts to collect an Assumed Liability from Seller or its Affiliates, or an Excluded Liability from Buyer or its Affiliates, and (i) any claim or demand is made by such Third Party in respect of any such liability against Seller or its Affiliates or Buyer or its Affiliates, respectively or (ii) any investigation, suit or Proceeding is commenced against Seller or its Affiliates or Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (y) the Party receiving such claim or demand, or notice of such investigation, suit or Proceeding, shall promptly notify the other party and send such party any relevant documentation received in connection therewith, and (z) the Party whose liability such liability was intended to be hereunder (e.g., if such liability was specifically contemplated by this Agreement to be an Assumed Liability, then Buyer, or if such liability was specifically contemplated by this Agreement to be an Excluded Liability, then Seller) shall assume the defense and control of any such claim, demand, investigation, suit or Proceeding, and the other Party shall provide reasonably requested necessary support in connection therewith.  For the avoidance of doubt, (1) Seller shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability, without the consent of Buyer, (2) Buyer shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Excluded Liability, without the consent of Seller; provided, that Buyer or Seller, respectively, shall (A) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof and (B) obtain, as a condition of such settlement or other resolution, a complete release of Seller and its Affiliates or Buyer and its Affiliates, respectively and (3) any Losses incurred by Seller or its Affiliates in respect of any such Assumed Liability, or any Losses incurred by Buyer or its Affiliates in respect of any such Excluded Liability, shall be deemed to be Assumed Liabilities and Excluded Liabilities, respectively, and Buyer and Seller, shall reimburse Seller and Buyer, respectively, for any such reasonable and documented Losses.

Section 8.7.Corporate Existence.  Until the date that is three (3) years from the Closing Date, the Seller shall maintain its corporate existence and will not liquidate, dissolve or otherwise wind up its affairs. At all times, until the first anniversary of the Closing Date, the Seller shall maintain at least $500,000 in unrestricted cash in its bank account.  From the Closing Date until the date that is three (3) years from the Closing Date, if a Buyer Indemnified Party has (1) an undisputed, finally adjudicated or settled indemnification claim for which Seller has not made payment, (2) a pending indemnification claim against Seller under Article XI that is then subject to a Proceeding or (3) an indemnification claim made in good faith against Seller for which Buyer has properly notified Seller in accordance with Section 11.5 (the “Open Claims”), Seller shall not (i) dividend, distribute, or transfer or (ii) encumber, with the intention to frustrate a Buyer Indemnified Party’s ability to enforce its indemnification rights, any cash received by Seller at a time when one or more Open Claims exist [***], Milestone Payments, Initial Sales-Based Payments or Sales-Based Payments in an amount so as to cause Seller’s available cash balances to be less than the amount of Losses then owed or reasonably claimed to be then owing to a Buyer Indemnified Party pursuant to any Open Claim then in existence.

Section 8.8.No Setoff.  Unless otherwise provided herein to the contrary, all payments to be made under this Agreement shall be made at the time and in the amounts provided for in this Agreement without set-off or deduction.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1.Conditions to Each Party’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement and the obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the satisfaction prior to the Closing of the following conditions:

(a)Governmental Approvals.  Any applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Government Authority to delay consummation of the transactions contemplated by the Transaction Agreements) shall have expired or been terminated.

(b)No Governmental Order.  There shall be no Governmental Order in existence that prohibits the sale of the Transferred Assets or the assumption of the Assumed Liabilities or other transactions contemplated by the Transaction

Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.

(c)Third Party Consents.  All Third Party consents listed on Section 9.1(c) of the Seller Schedules shall have been obtained.

Section 9.2.Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) Each of the representations and warranties of Seller contained in ARTICLE V (other than as set forth in clause (ii) of this Section 9.2(a)) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the Closing Date as though made on the Closing Date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (other than any representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect as of such date); (ii) each of the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, other than any Seller Fundamental Representations made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date; and (iii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects.  Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) through (iii) (such certificate, the “Seller Officer’s Certificate”).

(b)Deliveries.  Seller will have duly executed and delivered to Buyer each of the items required under Section 4.2.

Section 9.3.Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) Each of the representations and warranties of Buyer contained in ARTICLE VI (other than as set forth in clause (ii) of this Section 9.3(a)) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the Closing as if made on the Closing Date, other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and any other Transaction Agreement to which it or any of its Affiliates is a party or to consummate the transactions contemplated hereby or thereby; (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, other than any Buyer Fundamental Representation made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date; and (iii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.  Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) through (iii) (such certificate, the “Buyer Officer’s Certificate”).

(b)Deliveries.  Buyer will have duly executed and delivered to Seller each of the items required under Section 4.3.

Section 9.4.Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the conditions to Closing of the other party to be satisfied, including as required by Section 7.5.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1.Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller, if Buyer shall have breached any of its representations or warranties under this Agreement or failed to, or failed to cause its Affiliates to, comply with any covenant or agreement applicable to Buyer and/or its Affiliates that would cause any of the conditions set forth in Section 9.3 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that Seller is not then in material breach of its obligations under this Agreement;

(c)by Buyer, if Seller shall have breached any of its representations or warranties under this Agreement or failed to comply with any covenant or agreement applicable to Seller that would cause any of the conditions set forth in Section 9.2 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that Buyer is not then in material breach of its obligations under this Agreement;

(d)by either Seller or Buyer if the Closing shall not have occurred on or before [***] (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such Outside Date; or

(e)by either Seller or Buyer in the event that any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Governmental Order permanently restraining or prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order.

Section 10.2.Notice of Termination.  Any Party hereto desiring to terminate this Agreement pursuant to this ARTICLE X shall give written notice of such termination to the other Party to this Agreement.

Section 10.3.Effect of Termination.  In the event this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall forthwith become null and void and be of no further force and effect and there shall be no liability on the part of any Party to this Agreement, except that this Section 10.3, and Sections 7.3 and 10.1 and ARTICLE XI shall survive any such termination in accordance with their terms and shall be enforceable hereunder.  Nothing in this Section 10.3 shall be deemed to release any Party hereto from any Liability for any breach by such Party prior to the termination of this Agreement of any term of this Agreement; provided, however, that, if this Agreement is validly terminated pursuant to this ARTICLE X, no Party hereto shall have any remedy or right to recover for any Liabilities resulting from any breach of any representation or warranty contained herein unless such breach was a Willful Breach committed by the breaching Party.

Section 10.4.Event of Termination.  In the event of termination of this Agreement pursuant to this ARTICLE X, written notice thereof will forthwith be given to the other party and the transactions contemplated by this Agreement will be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)Buyer will return all documents and other material received from Seller relating to the Products or the Transferred Assets or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(b)all confidential information received by Buyer with respect to Seller, the Products or the Transferred Assets will be treated in accordance with the Confidentiality Agreement as modified by this Agreement, which will remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1.Survival.

(a)All representations and warranties of Seller and Buyer contained herein or made pursuant hereto (other than the Seller Fundamental Representations,

Seller Special Representations and the Buyer Fundamental Representations) and the covenants in this Agreement that by their terms apply or are to be performed in whole or in part prior to the Closing Date will remain operative and in full force and effect until the expiration of the nine (9) month period following the Closing Date.  The Seller Fundamental Representations and the Buyer Fundamental Representations will remain operative and in full force and effect until 90 days following the applicable statute of limitations. The Seller Special Representations will remain operative and in full force and effect until the expiration of the eighteen (18) month period following the Closing Date.  The covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing for the period provided in such covenants and agreements.

(b)Notwithstanding anything herein to the contrary, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 11.1(a) if notice of the breach thereof giving rise to such right of indemnification shall have been given in accordance with Section 11.5 at or prior to the time at which such representation, warranty, covenant or agreement would have otherwise expired pursuant to Section 11.1(a).

Section 11.2.Indemnification by Seller.  Subject to Section 11.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)any breach by Seller of any representation or warranty made by Seller in ARTICLE V of this Agreement;

(b)any breach by Seller of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement; and

(c)any and all Excluded Liabilities.

Section 11.3.Indemnification by Buyer.  Subject to Section 11.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)any breach by Buyer of any representation or warranty made by Buyer in ARTICLE VI of this Agreement;

(b)any breach by Buyer of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement; and

(c)any and all Assumed Liabilities.

Section 11.4.Limitations.

(a)The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this ARTICLE XI shall be reduced by (i) the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein) and (ii) the amount of any cash Tax benefit actually realized by the Indemnified Party in connection with such Loss and any of the circumstances giving rise thereto prior to the indemnification payment.

(b)Seller shall not be required to indemnify any Person for any Losses pursuant to Section 11.2(a) (other than with respect to the Seller Fundamental Representations) until the aggregate amount of an Indemnified Party’s Losses exceed $[***] (the “Deductible”), after which Seller shall only be obligated for such aggregate Losses in excess of the Deductible.

(c)Seller shall not be required to indemnify any Person under Section 11.2(a) for an aggregate amount of Losses exceeding $[***] (other than for breaches of the Seller Fundamental Representations and Seller Special Representations). Seller shall not be required to indemnify any Person under Section 11.2(a) for an aggregate amount of Losses exceeding (i) $[***] for breaches of the Seller Special Representations and (ii) the Purchase Price actually paid to Seller under this Agreement at the time the claim is finally adjudicated or settled for breaches of the Seller Fundamental Representations.

(d)Subject to Section 11.4(g), the right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this ARTICLE XI shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including claims relating to the Product, the Transferred Assets, Assumed Liabilities or Excluded Liabilities.

(e)Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the indemnification provisions of this ARTICLE XI, solely for purposes of determining the amount of any Losses incurred with respect to the indemnification provisions hereof.

(f)Notwithstanding anything herein to the contrary in this Agreement, a Party shall not be liable pursuant to this ARTICLE XI for any Loss incurred by the other Party hereto:

(i)relating to any Liability which is contingent only, unless and until such contingent Liability gives rise (within the time periods contemplated by Section 11.1) to an actual obligation to make payment;

(ii)to the extent that mitigation by the other party and its Affiliates (or its or their respective Representatives) as required by applicable Law would have eliminated or reduced such Loss; or

(iii)to the extent the Liability giving rise to the Loss is attributable to, or the amount of such Loss is increased as a result of, any: (A) applicable Law not in force at the date of this Agreement; or (B) any change of applicable Law (or any change in interpretation on the basis of applicable Law) or in applicable accounting standards, principles or interpretations.

(g)Notwithstanding anything herein to the contrary in this Agreement, nothing shall limit any remedy that a Buyer Indemnified Party may have against any Person for Fraud.

(h)Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any and all due diligence conducted with respect to the transaction, the Assets or the Business shall not in any way limit the rights of the Buyer Indemnified Parties to make a claim for indemnification hereunder.

Section 11.5.Procedure.

(a)Any Person to seeking indemnification provided for under this ARTICLE XI (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying Party in writing of the Third Party Claim stating the amount of the Loss claimed, if known, and method of computation thereof, the facts and circumstances giving rise to such claim in reasonable detail, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b)If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying Party; provided, that, should, following any such election, the indemnifying Party determine that it will contest its obligation to indemnify the Indemnified Party, it may do so only if the cessation of its control of the defense can be effected in a manner that does not materially prejudice the Indemnified Party’s ability to conduct a defense of such matter.  If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided, that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying Party in writing.  If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one (1) single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement).  If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying Party in such defense or prosecution.

(c)Notwithstanding anything to the contrary in this Section 11.5, no party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third Party Claim other than for money damages only without the prior written consent of the other party, subject to such party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.

(d)An indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (A) relates to or arises in connection with any criminal proceeding, (B) seeks an injunction or other equitable relief against any Indemnified Party, or (C) if unsuccessful, would reasonably be expected to exceed the cap applicable to such a claim in Section 11.4(c) of this Agreement.

(e)In the event an Indemnified Party has a claim against an indemnifying Party under Sections 11.2 or 11.3 that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, the facts and circumstances giving rise to such claim in reasonable detail and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnified Party and the indemnifying Party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying Party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period.

Section 11.6.Tax Treatment of Indemnification Payments.  Seller and Buyer agree to treat any indemnification payment made pursuant to this ARTICLE XI as an adjustment to the Purchase Price for U.S. federal, state, local and foreign income tax purposes.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1.Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.

Section 12.2.Notices.  All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention Parties indicated below (or such other address, e-mail address or attention Party as the recipient Party has specified by prior notice given to the sending Party in accordance with this Section 12.2):

if to Seller, to:

Dermira, Inc.
[***]

[***]:

[***]

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz, Esq.
Email:raymond.gietz@weil.com

if to Buyer, to:

Journey Medical Corporation
9237 E Via De Ventura Blvd.
Suite 105
Scottsdale, Arizona 85258
Attention: President & CEO
Email:cmaraoui@jmcderm.com

with a copy (which shall not constitute notice) to:

Journey Medical Corporation
9237 E Via De Ventura Blvd.
Suite 105

Scottsdale, Arizona 85258
Attention: General Counsel
Email:ralloush@jmcderm.com

and

Cooley LLP
Reston Town Center
11951 Freedom Drive, 14th Floor
Reston, VA 20190
Attention: Kenneth Krisko
Email:kkrisko@cooley.com

Section 12.3.Public Announcements.  The press release regarding this Agreement shall be a press release mutually acceptable to each of Seller and Buyer.  Following the release of such aforementioned press release, neither Seller nor Buyer (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to any of the Transaction Agreements without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law (including any disclosure obligations under the federal securities Laws or applicable accounting principles) or the rules and regulations of any national securities exchange upon which the securities of Seller, Buyer or their respective Affiliates are listed, in which case the Party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements; provided, that neither Seller nor Buyer will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 12.4.Severability.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 12.5.Counterparts.  This Agreement may be executed in one or more counterparts, and signature pages may be delivered by facsimile, portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000 or the Electronic Signatures and Records Act of the State of New York, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 12.6.Entire Agreement.  This Agreement (including the Schedules) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties and thereto respecting the subject matter hereof and thereof.

Section 12.7.Assignment.  This Agreement shall not be assigned by (a) Buyer without the prior written consent of Seller, and (b) Seller, without the prior written consent of Buyer, except that each of Buyer and Seller may assign this Agreement to any of its Affiliates, upon prior written notice to the other party; provided, that no such assignment shall release Buyer or Seller, as applicable, from any Liability or obligation under this Agreement.  Following the Closing, neither Buyer nor its Affiliates shall transfer, sell or assign to any Person who is not an Affiliate of Buyer, all or substantially all of Buyer’s rights related to the Product or Development Product or the Transferred Assets or its rights and obligations under this Agreement, except as provided in the next sentence.  Notwithstanding the foregoing, following the Closing Buyer may transfer, sell or assign this Agreement together with Buyer’s rights related to the Product, the Development Product and the Transferred Assets (a “Sale Transaction”) as follows: either (x) in connection with any sale of all or substantially all of the assets of Buyer (whether pursuant to sale of assets, stock, merger or reorganization of Buyer) to any Third Party successor, assignee or transferee or (y) in connection with a Sale Transaction that is not a transaction contemplated by clause (x), to any Third Party that is a publicly listed pharmaceutical company with a market capitalization at the time of such sale of at least $[***], provided, that in each case of clauses (x) and (y), the successor, assignee, or transferee expressly assumes in writing the obligations of Buyer under this Agreement, including Buyer’s diligence obligations under this Agreement, payment of the Milestone Payments, Initial Sales-Based Payments, Sales-Based Payments and [***] (except to the extent previously paid). For the avoidance of doubt, this Section 12.7 shall not restrict or prevent in any way Buyer from entering into a license or sublicense agreement, distribution agreement or other development, research, commercial or similar agreement with any Third Party in connection with the Product, Development Product or other Milestone Product, or in connection with any of the Transferred Assets. Buyer shall deliver a copy of the written definitive agreements related to any Sale Transaction to Seller within five (5) Business Days following the consummation of such transaction, including such agreements pursuant to which the successor, assignee, or transferee expressly assumes Buyer’s obligations as set forth in the preceding sentence.  Any attempted assignment in violation of this Section 12.7 shall be void ab initio.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 12.8.No Third-Party Beneficiaries and Affiliates.  Except as provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a Party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.9.Amendment; Waiver.  No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified, including any Exhibits or Schedules thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Section 11.5 (in each case other than the Parties) shall be required to amend this Agreement.  At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such waiver shall be in a written instrument duly executed by the waiving Party.  No failure on the part of either Person to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.10.Schedules.  Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and such disclosure.  Matters reflected in any Section of the Schedules are not necessarily limited to matters required by this Agreement to be so reflected and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 12.11.Governing Law; Submission to Jurisdiction.

(a)This Agreement and each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of New York applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of New York to be applied.

(b)The Parties hereby irrevocably submit to the exclusive jurisdiction the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each Party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)Each of the Parties hereby consents to process being served by any party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.2.

(d)The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 12.12.Specific Performance.  Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  Therefore, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity.  Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.  If any Party hereto brings any claim to enforce specifically the performance of the terms and provisions of this Agreement, in accordance with the terms of this Agreement, then, notwithstanding anything to the contrary contained herein, the Outside Date shall automatically be extended by the period of time between the commencement of such claim and the date on which such claim is fully and finally resolved.

Section 12.13.Mitigation.  Each Party hereto shall, and shall cause its applicable Affiliates and Representatives to, to the extent required by applicable Law, take reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek damages hereunder.

Section 12.14.Limitation on Liability.  Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall either Seller or Buyer have any Liability under any Transaction Agreement (including under this Section 12.14) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement), or damages calculated on multiples of earnings or other metrics approaches (except that special and punitive damages shall not be excluded with respect to any such damages payable in connection with a Third Party Claim).

Section 12.15.Rules of Construction.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of "and/or" will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m)

when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; and (o) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 12.16.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

Section 12.17.Admissibility into Evidence.  All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 12.18.Privilege.  Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Seller and its respective current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the Closing Date in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement, any Transaction Dispute or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Business or on any other grounds.

Section 12.19.Non-Recourse.  All Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as Parties hereto and parties thereto.  No Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether at Law, in contract, tort or otherwise, or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

DERMIRA, INC.

By:	/s/
Name:
Title:

JOURNEY MEDICAL CORPORATION

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]